Exhibit 10.6

VALTECH SE 2018 IPO AWARD
AWARD AGREEMENT

Valtech SE hereby grants the Award to the Participant. The Award is subject to the terms below and the additional terms, which are legally binding. The Award is personal to the Participant and is generally not transferable. In the event of any discrepancy, this Award Agreement takes precedence over any other document. Terms defined within this Award Agreement shall have the same meaning as terms defined within the additional terms below.

GRANTOR:	Valtech SE

NAME OF PARTICIPANT:	[●]

AWARD DATE:	[●]

SHARES SUBJECT TO AWARD:	Class A ordinary share of €0.01 each in the capital of Valtech SE

TYPE OF AWARD:	Restricted Share Unit (RSU)

An RSU is a right to receive Shares on the Vesting Date(s) providing the Award has not lapsed prior to that Vesting Date.

VESTING DATE(S):	[●]

DIVIDEND EQUIVALENTS:	This Award does not have the right to receive any dividend equivalent payments and the Participant has no right to receive any dividend declared on such Shares for a record date prior to the date on which this Award is satisfied.

SHAREHOLDER RIGHTS:	You will have no right to vote or receive any dividends in relation to the Shares subject to this Award until the Award has vested and the Shares have been delivered.

GOOD LEAVER:	If a Termination of Service occurs before the Award has vested due to [(i) death,][1] (ii) injury or disability (in each case, evidenced to the satisfaction of the Board), (iii) redundancy, unless the Board determines otherwise on any occasion, (iv) the company that employs the Participant ceasing to be a member of the Group, (v) the business that employs the Participant being transferred to a person or company that is not a member of the Group or (vi) any other reason, determined at the discretion of the Board, the Award will: (a) continue until the next Vesting Date under the provisions of this Award Agreement, unless the Board determines in its absolute discretion that vesting will be accelerated and (b) vest pro rata to reflect the period from the Award Date/previous Vesting Date until the date of the Termination of Service, as a proportion of the period from the Award Date/previous Vesting Date until the next Vesting Date, unless the Board decides otherwise and, to the extent the Award does not vest, it will then lapse. Reasons (iii), (iv) and (v) only apply if the Participant is an employee of the Company or a Subsidiary, or if the Participant is a Non-Employee Director.

BAD LEAVER	If a Termination of Service occurs before the Award has vested for any reason that is not a Good Leaver reason, the Award will lapse on the date of such Termination of Service.

1 Note to Draft: To include for all participants who are not located in Denmark.

[Participant Acceptance

You do not need to do anything to accept the Award. You will be deemed to accept it upon receipt of your Award Letter and this Award Agreement.

If you do not wish to accept your Award for whatever reason, please notify [XXX] as soon as possible in particular by [XXX] 2018 so that Valtech can arrange for your Award to lapse (meaning that you would lose your entitlement to the shares).]2

[Participant Declaration

If you do not return the signed version of this Award Agreement with the following declaration signed and dated to [XXX] by [XXX] 2018, your Award will lapse (meaning that you would lose your entitlement to the shares).

I hereby accept the Award and acknowledge that the Award has been granted subject to the Terms in this Award Agreement.

Signature:

Print name:

Date:	][3]

2018 IPO AWARD ADDITIONAL TERMS

Section 1.       Purpose. The purpose of the IPO award (the “Award”) is for Valtech SE (the “Company”) and its Affiliates to motivate and reward the Participant to perform at the highest level and to further the best interests of the Company and its shareholders. Capitalized terms not otherwise defined herein are defined in Section 14.

Section 2.       Administration.

(a)       The Awards shall be administered by the Award Administrator, which shall be the Board or any member or members of the Board or committee to whom the Board has delegated its authority. The Award Administrator may issue rules and regulations for administration of this Award.

2 Note to Draft: To include for a participant who is an employee or Non-Employee Director of the Company or its Subsidiary.

3 Note to Draft: To include for a participant who is a consultant or other advisor of the Company or its Affiliates.

(b)       Subject to the terms of this Award Agreement and applicable law, the Award Administrator (or its delegate) shall have full power and authority to: (i) determine whether, to what extent and under what circumstances the Award may be settled in cash, Shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which the Award may be settled, exercised, canceled, forfeited or suspended; (ii) determine whether, to what extent and under what circumstances cash, Shares, other awards, other property and other amounts payable with respect to this Award shall be deferred either automatically or at the election of the holder thereof or of the Award Administrator; (iii) interpret and administer the Award and any instrument or agreement relating to the Award; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Award; and (v) make any other determination and take any other action that the Award Administrator deems necessary or desirable for the administration of the Award.

(c)       All decisions of the Award Administrator shall be final, conclusive and binding upon all parties, including the Company, its shareholders and the Participant and any Beneficiaries thereof.

Section 3.       Shares Available for Awards.

(a)       The number of Shares subject to this Award is set out on the cover of this Award Agreement.

(b)       In the event that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split, reverse share split, reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company at less than Fair Market Value, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, then the Award Administrator shall adjust equitably any or all of:

(i)       the number and type of Shares (or other securities) subject to the Award if it is outstanding;

(ii)       the grant, acquisition, exercise price with respect to the Award or, if deemed appropriate, make provision for a cash payment to the holder of the Award if it is outstanding; and

(iii)       the terms and conditions of the Award if it is outstanding;

provided, however, that the number of Shares subject to the Award shall always be a whole number.

(c)       Any Shares delivered pursuant to the Award may consist, in whole or in part, of newly issued Shares or Shares acquired by the Company or Shares held in trust, or any other method determined in the reasonable discretion of the Board.

Section 4.       Vesting of the Award. Unless it vests earlier as a result of any other provision of this Award Agreement, the Award will vest on the Vesting Date, or if more than one Vesting Date is listed, it will vest over the proportion of Shares subject to the Award specified as vesting on that Vesting Date. Where the Award would otherwise vest at a time when Dealing Restrictions would prohibit delivering or arranging delivery of Shares or cash and/or the Participant from selling Shares, if required to discharge any liability for taxation, the Award will not vest until such Dealing Restrictions cease to apply. Where the Award would otherwise vest over a fraction of a Share, the number of Shares that will vest will be rounded down to the nearest whole Share.

Section 5.       Settlement of the Award.

(a)       The Participant may be required to pay the nominal value of the Shares over which the Award has vested, if determined by the Board prior to settlement of the Award. If the Board so determines, the Award shall not be settled until such amount has been received by the Company [and for the purposes of this clause, the Participant giving or procuring an undertaking to pay the nominal value of the Shares will constitute a receipt by the Company]4 (or as otherwise determined by the Plan Administrator).

4 Note to Draft: To include for a participant who is a consultant or other advisor of the Company or its Affiliates.

(b)       Subject to Section 5(a), if the Award vests the Board will arrange for the delivery of Shares or cash to the Participant as soon as practicable after vesting, and in any case within 14 days after vesting.

(c)       Shares may be delivered to a nominee on behalf of the Participant provided that the Participant is the beneficial owner of the Shares.

(d)       If delivering or arranging delivery of Shares or cash would be prohibited by Dealing Restrictions, delivery will not occur until after such Dealing Restrictions cease to apply.

(e)       Participants will only be entitled to rights attaching to Shares by reference to a record date on or after the date of the allotment or transfer.

(f)       The Company will arrange payment of all relevant share transfer taxes [and duties and similar charges or levies]5.

(g)       The Award Administrator may determine the form or forms (including cash, Shares, other awards, other property or any combination thereof) in which payment of the amount owing upon settlement of the Award may be made.

Section 6.       Effect of Termination of Service on Awards. In the event of a Participant’s Termination of Service prior to the vesting of the Award, the Good Leaver and Bad Leaver provisions will apply.

Section 7.       Effect of a Change in Control on Awards. In the event of a Change in Control, this Section 7 will apply. If the Award vests in accordance with this Section 7, it shall vest on the date of the Change in Control, to the extent it has not already lapsed.

(a)       If this Section 7 applies and, subject to Section 7(b), the Board may decide that the Award will vest pro-rata to reflect the period from the Award Date/previous Vesting Date until the date of the Change of Control, as a proportion of the period from the Award Date/previous Vesting Date to the next Vesting Date, unless the Board determines otherwise, and to the extent the Award does not vest, it will then lapse.

(b)       If this Section 7 is expected to or does apply, the Board may decide that the Award will be exchanged for a new award, subject to the consent of the company acquiring the Company (the “Acquiring Company”). Any such exchange will take place on (or as soon as practicable after) the Change of Control. The new award will be granted on such terms and over such shares (or other type of securities) as the Board may agree with the Acquiring Company. Unless the Board determines otherwise, the new award will be governed by this Award Agreement as if references to Shares are references to the shares (or other securities) over which the new award is granted and references to the Company are to such company as the Board determines. Immediately following an exchange, the existing Award will lapse.

Section 8.       General Provisions Applicable to the Award.

(a)       Subject to the terms of the Awards, payments or transfers to be made by the Company upon the settlement of this Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Award Administrator in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Award Administrator. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

5 Note to Draft: To include for a participant who is a consultant or other advisor of the Company or its Affiliates.

(b)       Except as may be permitted by the Award Administrator or as specifically provided in this Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by the Participant [otherwise than by will or pursuant to Section 8(c)]6 and (ii) during the Participant’s lifetime, each right under the Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this Section 8(b) shall not apply to if the Award has been fully settled and shall not preclude forfeiture of this Award in accordance with the terms hereof.

[(c)       The Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Award Administrator by using forms and following procedures approved or accepted by the Award Administrator for that purpose.]7

(d)       All certificates for Shares and/or other securities delivered under this Award Agreement pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Award Administrator may deem advisable under this Award Agreement or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Award Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)       The Award Administrator may impose restrictions on the Award with respect to noncompetition, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion.

(f)       Settlement of this Award may be made conditional upon the Participant entering into an election for a particular tax and/or social security treatment in respect of the Award or the Shares acquired in connection with it (which may include a joint election under Chapter 2 of Part 7 of the UK Income Tax (Earnings & Pensions) Act 2003 or an overseas equivalent).

Section 9.       Amendments and Termination.

(a)       Except to the extent prohibited by applicable law and unless otherwise expressly provided in this Award Agreement, the Board may amend, alter, suspend, discontinue or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation shall be made without (i) shareholder approval, if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the Participant, if such action would materially adversely affect the rights of the Participant under this Award if outstanding, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause this Award Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary in this Award Agreement, the Award Administrator may amend this Award Agreement in such manner as may be necessary or desirable to enable this Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognize differences in local law, tax policy or custom. The Award Administrator also may impose conditions on the vesting of the Award in order to minimize the Company’s obligation with respect to tax equalization for the Participant on assignments outside his or her home country.

(b)       The Award Administrator may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate this Award theretofore granted, prospectively or retroactively, without the consent of any the Participant or holder [or Beneficiary]8 of this Award; provided, however, that, subject to Section 3(b) and Section 8(a), no such action shall materially adversely affect the Participant’s rights [or the Beneficiary]9 under this Award theretofore granted, except to the extent any such action is made to cause this Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)       The Award Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of events affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Award Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement.

6 Note to Draft: To include for all participants who are not located in Denmark.

7 Note to Draft: To include for all participants who are not located in Denmark.

8 Note to Draft: To include for all participants who are not located in Denmark.

9 Note to Draft: To include for all participants who are not located in Denmark.

(d)       The Award Administrator may correct any defect, supply any omission or reconcile any inconsistency in this Award Agreement in the manner and to the extent it shall deem desirable to carry this Award Agreement into effect.

Section 10.       Miscellaneous.

(a)       No employee, the Participant or other person shall have any claim to be granted any further award, and there is no obligation for uniformity of treatment of employees, the Participant or holders or Beneficiaries of awards. The terms and conditions of awards need not be the same with respect to each recipient, including as necessary or desirable to recognize differences in local law, tax policy or custom. This Award shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants.

(b)       No payment pursuant to this Award shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(c)       The grant of this Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss the Participant, free from any liability, or any claim under this Award Agreement, unless otherwise expressly provided in in this Award Agreement or in any other agreement binding the parties. The receipt of this Award is not intended to confer any rights on the Participant except as set forth in this Award Agreement.

(d)       Nothing contained in this Award Agreement shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)       The Company, its Affiliates, trustees of any employee benefit trust or any registrars, brokers, third party service providers or third party administrators retained by the Board shall be authorized to withhold from this Award or any payment due or transfer made under any other Award Agreement or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other awards, other property, net settlement or any combination thereof) of any applicable withholding taxes, exercise price (if still outstanding), dealing and/or currency exchange costs and any other associated costs due in respect of this Award, its settlement or any payment or transfer under this Award and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such costs. Such withholding arrangements may include a reduction in the number of Shares subject to this Award and retention of some or all of the proceeds (with the difference paid to the Participant in cash) and the sale on behalf of the Participant of some or all of the Shares to which the Participant is entitled under this Award Agreement and retention of some or all of the proceeds (with the difference paid to the Participant in cash). Any surplus left after such withholding shall be paid to the Participant.

(f)       If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Award under any law deemed applicable by the Award Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Award Administrator, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Award Agreement shall remain in full force and effect.

(g)       This Award shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h)       No fractional Shares shall be issued or delivered pursuant to this Award Agreement, and the Award Administrator shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 11.       Sections 409A and 457A of the Code.

(a)       With respect to Awards subject to Section 409A and 457A of the Code, this Award Agreement is intended to comply with the requirements of Section 409A and 457A of the Code, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and 457A of the Code, and this Award Agreement shall be operated accordingly. If any provision of this Award Agreement or any term or condition of this Award Agreement would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under this Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code were to constitute a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. If this Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if this Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under this Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A and 457A of the Code.

(b)       Notwithstanding any provision of this Award Agreement to the contrary, in the event the Award Administrator determines that this Award may be subject to Section 409A or Section 457A of the Code, the Award Administrator may adopt such amendments to this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Award Administrator determines are necessary or appropriate to (a) exempt this Award from Section 409A or Section 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to this Award, or (b) comply with the requirements of Section 409A or Section 457A and thereby avoid the application of any adverse tax consequences under such Sections.

(c)       To the extent applicable, notwithstanding any provision of this Award Agreement to the contrary, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A providing for payment upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Section 12.       Data Protection. The Participant hereby acknowledges the collection, use, disclosure and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation and/or administration of this Award Agreement. These include, but are not limited to:

(i)       the performance of this Award Agreement;

(ii)       administering and maintaining the Participant’s records;

(iii)       providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers, third party service providers or third party administrators of this Award Agreement;

(iv)       providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(v)       transferring information about the Participant to any country or territory that may not provide the same level of protection for the information as the Participant’s home country.

The Participant also acknowledges that this Award will be subject to any data protection policies applicable to the Company and any Affiliate (including the Valtech Employee Privacy Policy) and any applicable privacy notices.

Section 13.       Governing Law. This Award Agreement shall be governed by the laws of New York. The Company, its Affiliates and the Participant (by acceptance of this Award) irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of this Award Agreement, to the exclusive jurisdiction of the competent courts in New York.

Section 14.       Definitions. As used in this Award Agreement, the following terms shall have the meanings set forth below:

(a)       “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Award Administrator.

(b)       “Award” means the RSU granted under this Award Agreement.

(c)       “Award Administrator” means the Board or any member or members of the Board or a committee to whom the Board has delegated its authority under this Award Agreement.

(d)       “Award Agreement” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing this Award, which may, but need not, be executed or acknowledged by a Participant.

(e)       “Award Date” means the date set out on the cover of this Award Agreement.

(f)       “Bad Leaver” has the meaning set out on the cover of this Award Agreement.

[(g)       “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under this Award in the event of the Participant’s death. If no such person is named by the Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Award Agreement at the Participant’s death, the Participant’s Beneficiary shall be the Participant’s estate.]10

(h)       “Board” means the board of directors of the Company or a duly authorised committee thereof.

(i)       “Cause” means, with respect to the Participant, “cause” or “Cause” as defined in the Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in this Award Agreement, the Participant’s:

(i)       indictment for any crime (A) constituting a felony, or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any of its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or any of its subsidiaries;

(ii)       having been the subject of any order, judicial or administrative, obtained or issued by any securities law regulator, (including the U.S. Securities and Exchange Commission) for any securities violation involving fraud, including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;

(iii)       conduct, in connection with his or her employment or service, which is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any of its subsidiaries;

10 Note to Draft: To include for all participants who are not located in Denmark.

(iv)       willful violation of the Company’s code of conduct or other material policies set forth in the manuals or statements of policy of the Company or any of its subsidiaries;

(v)       willful neglect in the performance of the Participant’s duties for the Company or any of its subsidiaries or willful or repeated failure or refusal to perform such duties; or

(vi)       material breach of any applicable employment agreement or other agreement with the Company.

The occurrence of any such event described in clauses (ii) through (vi) that is susceptible to cure or remedy shall not constitute Cause if the Participant cures or remedies such event within 30 days after the Company provides notice to the Participant.

(j)       “Change in Control” means, except as otherwise provided in this Award Agreement, the occurrence of any one or more of the following events:

(i)       a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any Person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities outstanding immediately after such acquisition; and

(ii)       the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or

(iii)       the consummation of any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries.

Notwithstanding the foregoing or any provision of this Award Agreement to the contrary, for any Award to which Section 11 applies that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A and 457A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A and 457A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date specified in this Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring any additional tax, penalty, interest or other expense under Section 409A and 457A of the Code.

(k)       “Class A Shares” means Class A ordinary shares of €0.01 each in the capital of the Company.

(l)       “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(m)       “Dealing Restrictions” means any internal or external restrictions on dealings or transactions in securities imposed by:

(i)       any rules, statutory requirements, orders, legal or regulatory code, provision or rule or other requirement or guidance; and/or

(ii)       any code adopted or established by the Company in addition or replacement to (i) above,

in each case in force, and as amended or replaced, from time to time.

(n)        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(o)       “Fair Market Value” means, except as otherwise provided in this Award Agreement, (i) with respect to a Share, the closing price of a Share on the date immediately preceding the grant date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Award Administrator, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Award Administrator.

(p)       “Good Leaver” has the meaning set out on the cover of this Award Agreement.

(q)       “Non-Employee Director” means an executive member of the Board (or the board of a Subsidiary) who is not an employee of the Company or a Subsidiary.

(r)       “Participant” means the recipient of this Award.

(s)       “Person” means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organization.

(t)       “RSU” means a contractual right granted in accordance with the provisions of this Award Agreement that is denominated in Shares. Each RSU represents a right to receive the value of one Share. Awards of RSUs may include the right to receive dividend equivalents.

(u)       “Shares” means Class A Shares.

(v)       “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Award Agreement shall be determined by the Award Administrator.

(w)       “Termination of Service” means:

(i)       in the case that the Participant is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Subsidiary;

(ii)       in the case that the Participant is a Non-Employee Director, the date that the Participant ceases to be a Non-Employee Director for any reason; or

(iii)       in the case that the Participant is a consultant or other advisor of the Company or a Subsidiary, the effective date of the cessation of the performance of services for the Company or a Subsidiary;

provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Award Administrator determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further that a Termination of Service will be deemed to occur for the Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate, unless the Participant’s employment continues with the Company or another Affiliate.

(x)       “Vesting Date” means the date (or dates if applicable, and each shall be a Vesting Date) set out on the cover of this Award Agreement.

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